                                                                 EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nellcor Puritan Bennett Incorporated of our report dated July 31, 1996 which appears on page 47 of the 1996 Annual Report to Shareholders of Nellcor Puritan Bennett Incorporated, which is incorporated by reference in the Nellcor Puritan Bennett Incorporated Annual Report on Form 10-K for the year ended July 7, 1996. We also consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated July 23, 1996 appearing on page 1 of the Annual Report of the Nellcor Puritan Bennett Voluntary Investment Plus (VIP) Plan on Form 11-K for the year ended December 31, 1995.



PRICE WATERHOUSE LLP

San Jose, California
November 26, 1996